Exhibit 99.1

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FINAL                 COMPANY CONTACT:
                                              Tom Reinckens
                                              Cache Inc.
                                              (212) 575-3246

                                              INVESTOR CONTACT:
                                              Allison Malkin
                                              Integrated Corporate Relations
                                              (203) 682-8225



                   CACHE INC. TO LAUNCH NEW CACHE LUXE CONCEPT
                      COMPANY TO EXIT LILLIE RUBIN BUSINESS
              COMPANY TO CONVERT 17 LOCATIONS TO NEW CACHE CONCEPT
      COMPANY TO HOST CONFERENCE CALL TUESDAY, MAY 16, 2006 AT 9:00 AM EST

New York - May 15, 2006 - Cache Inc. (NASDAQ: CACH), a specialty chain of women's apparel stores with 304 stores, including 265 Cache and 39 Lillie Rubin locations, today announced plans to exit its Lillie Rubin business. In conjunction with this announcement, the Company also announced plans to introduce a new concept, Cache Luxe. The Company intends to convert 17 Lillie Rubin locations to Cache Luxe stores, and 2 Lillie Rubin locations to Cache stores. The remaining Lillie Rubin locations are expected to be closed by the end of the fiscal third quarter.

All of the Cache Luxe locations will be in malls that also contain a Cache store. The Cache Luxe concept will enable the Company to offer a larger selection of casual and evening apparel and accessories at higher price points. In addition, Cache stores located in malls containing a Cache Luxe store will have increased capacity to offer an expanded casual assortment.

Commenting on the announcement, Brian Woolf, Cache's Chairman and Chief Executive Officer, stated: "Following careful evaluation, we made the strategic decision to exit our Lillie Rubin business and focus our efforts on the significant growth opportunities offered by our Cache brand. Lillie Rubin's results have negatively affected our earnings for the past two years and we believe the time is right to exit this business and capitalize on the strong growth and significant customer loyalty of our Cache brand."

"We are very excited to extend our Cache brand with the planned introduction of Cache Luxe, which we believe represents an excellent complement to our existing Cache locations," Mr. Woolf continued. "The Lillie Rubin stores we plan to convert to Cache Luxe are in premier locations and we are eager to benefit from the tremendous opportunity and growth in the day-


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into evening apparel and accessory categories. Finally, we believe that we can better capitalize on Cache's strong brand recognition with our Luxe concept, as we take advantage of Cache's significant customer loyalty and national advertising campaign."

The Company expects to incur a pre-tax charge of $4.5 million, $3.8 million of which will be non-cash, to close the remaining Lillie Rubin locations. The charge does not include any settlement costs for exiting leases.

FISCAL 2005 AND FIRST QUARTER FISCAL 2006 RESULTS


----------------------       ------------------------------ --------------------------------
( $ IN MILLION,
EXCEPT PER SHARE AMOUNTS)
                                 FIRST QUARTER 2006          FULL YEAR FISCAL 2005
                             ------------------------------ --------------------------------
                               CACHE     LILLIE      TOTAL    CACHE       LILLIE     TOTAL
                                         RUBIN                            RUBIN
                             --------- ---------- --------- ---------- ---------- -----------

Sales                         $58.9      $4.9      $63.8      $243.8    $22.5       $266.3

Operating Income
(Loss)                          3.8      (1.5)       2.3        24.0    (4.0)         20.0

Net Income/(Loss)               2.6      (0.9)       1.7        16.0    (2.6)         13.4


Diluted EPS                   $0.16    $(0.05)     $0.11       $0.99  $(0.16)        $0.83
----------------------     --------- ---------- --------- ---------- ---------- -------------

GUIDANCE

------------------------------  ----------------------------------------    ------------------------------------------
                                         SECOND QUARTER 2006E                          FISCAL 2006E
                                ----------------------------------------    ------------------------------------------
( $ IN MILLION, EXCEPT PER          GUIDANCE      PREVIOUS        2005        GUIDANCE         PREVIOUS      2005
SHARE AMOUNTS)                                    GUIDANCE       ACTUAL                        GUIDANCE     ACTUAL
                                  -------------- ------------   --------    ------------    ------------- ------------
Total Sales                          $70-$73       $70-$72        $67.0       $276-$282       $280-$286      $266.3

Lillie Rubin Sales                  $4.8-$5.4     $4.8-$5.0        $5.4        $17-$18         $21-$22        $22.5

Sales Excluding Lillie Rubin       $65.2-$67.6   $65.2-$67.0      $61.6       $259-$264        $259-$264     $243.8

Diluted EPS*                       $0.08-$0.10   $0.25-$0.27      $0.19      $0.79-$0.82      $0.92-$0.94      $0.83

Losses Related to Lillie
Rubin                                $(0.06)                     $(0.04)  $(0.12)-$(0.14)                     $(0.16)

Restructuring Charge                 $(0.17)                                   $(0.17)

Pro Forma Diluted EPS*
Before Restructuring Charge
and Lillie Rubin Losses            $0.31-$0.33                    $0.23       $1.08-$1.13                      $0.99

------------------------------   ---------------- -------------  ---------   --------------  ------------- -----------

*2006 second quarter and full year diluted earnings per share include $0.02 and $0.07, respectively, for stock option expense, which was not incurred in 2005.

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STORE OPENING PLANS

The Company continues to expect to open approximately 20 new Cache stores and close six low productivity stores with their natural lease expiration date. At year end, the Company currently expects to operate 300 Cache and Cache Luxe locations.

CONFERENCE CALL

     Interested stockholders and other persons are invited to listen to a conference call scheduled for today, Tuesday, May 16, 2006 at 9:00 a.m. Eastern
Time. To participate in Cache's conference call dial 1-877-704-5381 approximately five minutes prior to the 9:00am Eastern start time. A replay of the call will be available until midnight on May 23, 2006 and can be accessed by dialing 888-203-1112 and entering pin number 2547140. The call will also be broadcast live over the Internet at http://www.cache.com. An online archive will be available immediately following the call and will be accessible until August
16, 2006.


SAFE HARBOR

Certain matters discussed within this press release may constitute forward-looking statements within the meaning of the federal securities laws.
Although Cache, Inc. believes the statements are based on reasonable assumptions, there can be no assurance that these expectations will be attained.
Actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, without limitation, industry trends, merchandise and fashion trends, competition, ability to successfully open new stores, implementation of the Company's business strategy, seasonality, changes in general economic conditions and consumer spending patterns and dependence on vendors and distributors, as well as other risks outlined from time to time in the filings of Cache, Inc. with the Securities and Exchange Commission.